Exhibit 10.88

CONSOL Energy Inc. Consol Plaza 1800 Washington Road Pittsburgh, PA 15241-1421

June 3, 2003

J. BRETT HARVEY President and Chief Executive Officer

Peter B. Lilly

Dear Pete:

This letter agreement will serve to confirm our previous agreement and understanding that, as consideration for lost compensation resulting from your resignation from the board of directors of Penn Virginia Resources, LLC, and the board of directors of Penn Virginia Corporation, each resignation having been deemed necessary upon your acceptance of employment with CONSOL Energy Inc., (the Company) the sum of $400,000 will be paid to you in four (4) equal installments, each installment to be made annually on the anniversary date of your employment beginning October 28, 2003 and ending October 28, 2006.

This agreement shall inure to and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise to all or substantially all of the business and/or assets of the Company) to assume expressly and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

If the foregoing meets with your approval, please so indicate by signing both copies of this letter agreement and returning one to my attention.

Sincerely,

/s/ J. Brett Harvey
J. Brett Harvey

Accepted and agreed as of the day of May, 2003

/s/ Peter B. Lilly
Peter B. Lilly

cc: Jack Holt